Exhibit 99.1

For Immediate release 11th of August 2006

Enova Systems INC., (OTCBB: ENOV and AIM: ENV and ENVS), a leading developer and manufacturer of electric, hybrid and fuel cell digital power management systems, announces quarterly results for the period ended June 30, 2006

Revenue Outlook

While customer relationships have continued to move more slowly than originally anticipated, we believe that commercial relationships will continue to develop and will lead to further orders in the second half of 2006 and beyond. These orders are expected to exceed the total revenues from the first half of the year. The revenue outlook for 2006 will depend on securing a number of orders during the third quarter of 2006, for which proposals have recently been submitted as well as securing further orders where commercial relationships are currently at a less developed stage.

Highlight

•	Net revenues for the six months ended June 30, 2006 were $760,000 as compared to $2,014,000 for the corresponding period in 2005. Net revenues were $452,000 for the three months ended June 30, 2006 as compared to $1,322,000 for the same period in 2005.

•	Net production sales for the six months ended June 30, 2006 decreased to $341,000 from $1,309,000 in the same period in 2005. Net production sales for the three months ended June 30, 2006 decreased to $291,000 from $817,000 for the corresponding period in 2005.

•	Research and development revenues decreased to $419,000 in the first six months of 2006, from $705,000 during the same period in 2005. For the three months ending June 30, 2006, research and development revenues decreased to $161,000 from $505,000 for the same period in 2005.

For further information please contact:

Enova Systems

Edwin Riddell, Chief Executive Officer	+1(310) 527-2800 x105

Corinne Bertrand, Chief Financial Officer	+1(310) 527-2800 x103

Investec

Andrew Chen	+44 (0) 207 597 5066

Global Equity IR	+44-(0) 79 5620 6270

Amira Bardichev

RESULTS OF OPERATIONS

•	In the first quarter and six months of 2006, our revenues derived mostly from production type contracts with Hyundai Motor Corporation and the State of Hawaii. The decrease in revenues in the first half of 2006 from the first half of 2005 was a result of contracts that were completed or near completion in 2005.

•	During the first six months of 2006, we focused on establishing new customer relationships and submitting proposals. As a result, we have been awarded contracts with, but have not yet recognized revenues from, IC Corp. for nineteen school buses, Phoenix Motor Car for ten sport utility trucks and Ford Motor Company for four High Voltage Energy Converters (HVEC). We have additional proposals with other potential customers who have not yet made final decisions.

•	Cost of revenues consists of component and material costs, direct labour costs, integration costs and overhead related to manufacturing our products. Product development costs incurred in the performance of engineering development contracts for the U.S. Government and private companies are charged to cost of sales for this contract revenue.

•	Cost of revenues for the three and six months ended June 30, 2006 decreased $110,000 and $220,000, or 14% and 11% respectively from $1,024,000 and $1,594,000 respectively, for the same period in 2005.

•	As a percentage, cost of revenues did not decrease in the same proportion as sales when comparing the three and six months ended 2006 to the equivalent period in 2005. This is primarily attributable to continued product development initiatives. We anticipate there may be an increase in cost of sales for products due to potential weakening of the U.S. dollar. While we do not transact in foreign currencies, our suppliers are overseas and may raise our input prices in response to a weaker value of our functional currency, which is the U.S. Dollar.

•	Internal research, development and engineering expenses increased in the three and six months ended June 30, 2006 to $308,000 and $632,000 as compared with $178,000 and $395,000 respectively, for the same period in 2005. We continue to develop several new products such as our post transmission parallel hybrid drive system and enhancements to our diesel generator set which account for a majority of the increase during the first quarter and half of 2006 when compared to the same period in 2005. We continue to allocate increased resources to the development of our parallel hybrid drive systems, upgraded proprietary control software, enhanced DC-DC converters and advanced digital inverters and other power management firmware.

•	Selling, general and administrative expenses increased by $801,000 to $1,959,000 for the six months ended June 30, 2006 from the previous year’s comparable reporting period. For the three months ended June 30, 2006, selling, general and administrative expenses increased by $485,000 to $1,035,000 when comparing with the three months ended June 30, 2005. The increase during the first half and quarter of 2006 when compared to the same periods in 2005 is attributable to additional costs associated with marketing, engineering and technical staff.

•	We also have experienced increased expenditures related to stricter regulatory oversight in conjunction with the Sarbanes-Oxley Act of 2002. We have incurred additional cost in our efforts to remediate certain material weaknesses, as described in Item 4 “Controls and Procedures.” Furthermore, we are in the process of upgrading our accounting and reporting software, thus further contributing to the general and administrative cost increase. Management believes that as we move toward sustainable production, our cost structure will become more efficient.

•	Interest income/expense increased by $223,000 for the three months ended June 30, 2006, up from the same period in 2005, and now shown net as interest income. The increase in the three months ended June 30, 2006 is illustrated as the net effect of interest income earned on cash and certificates of deposit, and regular interest expense recognized on the remaining debt outstanding. For the six months ended June 30, 2006, interest income/expense increased by $470,000, primarily related to the settlement of portions of our note payable to the Credit Managers Association of California.

•	We incurred net losses of $1,670,000 and $1,526,000 for the three and six months ended June 30, 2006 compared to a loss of $528,000 and $1,340,000 for the three and six months ended June 30, 2005, respectively. The increase in net loss for the three and six months ended 2006 is a result of increased operational costs associated with our expanding product and marketing initiatives.

Chairman’s Statement

We believe we are a leader in the development and production of proprietary, commercial digital power management systems for transportation vehicles and stationary power generation systems. Power management systems control and monitor electric power in an automotive or commercial application such as an automobile or a stand-alone power generator. Drive systems are comprised of an electric motor, an electronics control unit and a gear unit which power an electric vehicle. Hybrid systems, which are similar to pure electric drive systems, contain an internal combustion engine in addition to the electric motor, eliminating external recharging of the battery system.

Our HybridPower hybrid electric drive system provides all the functionality of an internal combustion engine powered vehicle. The HybridPower system consists of an enhanced electric motor and the electronic controls that regulate the flow of electricity to and from the batteries at various voltages and power to propel the vehicle. In addition to the motor and controller, the system may include a gear reduction/differential unit which ensures the desired propulsion and performance. The system is designed to be installed as a “drop in,” fully integrated turnkey fashion. Regardless of power source (battery, fuel cell, diesel generator or turbine) the HybridPower electric motor is designed to meet the customer’s drive cycle requirements.

Our light/medium-duty drive systems include:

•	30kW, 60kW, 90kW all-electric drives

•	90kW series-hybrid drive

•	Any combination of these systems based on customer requirements.

Our heavy-duty electric drive systems include:

•	120kW all-electric drive

•	120/60kW peak series hybrid system

•	240/60kW peak series hybrid system

•	90kW peak mild, pre-transmission parallel hybrid system

•	100kW peak post-transmission parallel hybrid systems

•	100kW peak pre-transmission parallel hybrid system.

•	Our drive systems, in conjunction with, internal combustion engines, microturbines, fuel cells, flywheels, and generator sets provide state of the art hybrid-electric propulsion systems. Hybrid vehicles are those that utilize an electric motor and batteries in conjunction with an internal combustion engine (ICE), whether piston or turbine. With a hybrid system, a small piston or turbine engine – fueled by gasoline or diesel, CNG, methane, etc., in a tank – supplements the electric motor and battery. These systems are self-charging, in that the operating ICE recharges the battery.

•	During the quarter ended June 30, 2006, we continued to develop and/or produce electric and hybrid electric drive systems and components for such customers as First Auto Works of China, Ford Motor Company (Ford), Hyundai Motor Car (Hyundai), the U.S. Military, International Truck and Engine (IC Corp.), Wrightbus Ltd. (Wrightbus), Tomoe of Japan and several other domestic and international vehicle and bus manufacturers. We also continue to advance its technologies and products for greater market penetration for 2006, and beyond. In addition, we continue to develop independently and in conjunction with the Hyundai-Enova Innovative Technology Center (ITC) progress on several fronts to produce commercially available heavy-duty, series and parallel hybrid drive systems.

•	In June of 2006, we delivered a second functional Hybrid Drive school bus to IC Corp. It is expected that this bus will be displayed in numerous shows throughout the United States during the remainder of 2006, in an effort to promote IC Corp.’s production intent for Hybrid School Buses. IC Corp. claims to be the nation’s largest integrated school bus manufacturer.

•	Wrightbus, one of the largest low-floor bus manufacturers in the United Kingdom, continues to purchase our diesel genset-powered, series hybrid drive systems for their medium and large bus applications. Our systems have been integrated into six of Wrightbus’ Hybrid Buses and were introduced into London’s public bus fleet in early February 2006. We understand that these buses continue to operate on a seven day per week, eighteen hour per day schedule. We anticipate the results of this project will be increased Hybrid volumes in this arena.

•	Enova has begun implementing the necessary processes and procedures to become ISO/QS certified in 2006. The certification will be valuable to optimize internal processes and efficiencies, as well as secure Enova’s position as a production supplier to major Original Equipment Manufacturers.

•	Ford Motor Company continues to evaluate our components in thirty Ford Focus Hydrogen Fuel Cell Vehicles being evaluated in three countries. According to Ford Motor Company communications, the vehicles have functioned satisfactorily, and they continue to evaluate markets for producing additional vehicles.

•	In June we announced that Hyundai is using its Hybrid Drive components to power a Fuel Cell Bus and two Hyundai Tucsons being featured at the World Cup Soccer tournament in Germany. Hyundai is an official sponsor of the World Cup Soccer tournament through 2014. At this year’s event, Hyundai has thirty two buses in use. One of the thirty two Hyundai Buses is hybrid powered by our 240kW Induction Motor and High Voltage Motor Control Unit. In addition to the bus, the Tucson’s contain our 80kW Induction Motor and Control Unit. Our alliance with Hyundai has been critical to the development of hybrid systems such as the ones being used in the fuel cell bus and Tucson’s.

•	Throughout the quarter we hosted and visited numerous potential customers from the Pick Up and Delivery, Medium Duty and Heavy Duty markets. Every effort is made to continue to mature these relationships, as we hope that they will eventually lead to viable business relationships.

•	We also anticipate continuing our work with Tsinghua University of China, and their fuel cell bus development program. We believe that China intends to use hybrid-electric buses to shuttle athletes and guests at the 2008 Beijing Summer Olympics and the 2010 World’s Expo in Shanghai and that it is seeking up to one thousand full-size hybrid-electric buses to support these global events. MTrans of Malaysia has integrated two of our standard HybridPower 120kW drive system into a hybrid 10-meter bus with a Capstone microturbine as its power source. This drive system is currently on demonstration in Hong Kong, PRC. Also, Hyundai continues to evaluate our converters in their fuel cell hybrid electric vehicles and we currently expect to deliver an additional sixteen units in 2006.

Anthony Rawlinson

Chairman

11.8.06

LIQUIDITY AND CAPITAL RESOURCES as of the six months ended June 30, 2006:

We have experienced losses primarily attributable to research, development, marketing and other costs associated with our strategic plan as an international developer and supplier of electric propulsion and power management systems and components. Cash flows from operations have not been sufficient to meet our obligations. Therefore, we have had to raise funds through several financing transactions. At least until we reach breakeven volume in sales and develop and/or acquire the capability to manufacture and sell our products profitably, we will need to continue to rely on cash from external financing sources.

Our operations during the period ended June 30, 2006 and the year ended December 31, 2005 were financed by development contracts and product sales, as well as from working capital reserves.

During the six months ended June 30, 2006, our operations required $2,764,000 more in cash than was generated. We continue to increase marketing and development spending as well as administrative expenses necessary for expansion to meet customer demand. Accounts receivable at June 30, 2006 decreased by $1,111,000, from $2,173,000, or approximately 51% from the balance at December 31, 2005 (net of write-offs). The decrease was primarily due to collections made on outstanding receivables from Tomoe Manufacturing in the first quarter of 2006.

Inventory balances decreased by $154,000 from $1,016,000 to $862,000 when comparing the period end balances at June 30, 2006 and December 31, 2005. During the fourth quarter of 2005, we completed several large development contracts, including the Tomoe project. Conversely, in the first half of 2006, we were focused more on internal research and development as well as sales and marketing activities. As such, inventory did not experience significant turnover when comparing quarter on quarter.

Prepaid expenses and other current assets increased by $204,000 net of amortization at June 30, 2006 from the December 31, 2005 balance of $182,000, or 112%. The increase is attributable to interest receivable on two certificate of deposits, purchased early in the first quarter of 2006.

Fixed assets increased by $38,000, net of depreciation and writeoffs at June 30, 2006 from the December 31, 2005 balance of $576,000. In the first half of 2006, we purchased $153,000 in new property and equipment. We recognized $113,000 of depreciation expense for the six months ended June 30, 2006.

Equity method investments decreased by $42,000 in the first half of 2006 from $1,649,000 at December 31, 2005, which reflects our pro-rata share of losses attributable to our forty percent investment interest in the Hyundai-Enova Innovative Technology Center (ITC). For the first half of 2006, the ITC generated a net loss of approximately $105,000 resulting in a charge to us of $42,000 utilizing the equity method of accounting for our interest in the ITC.

Other assets decreased by $56,000 when comparing the June 30, 2006 balance of $134,000 with the December 31, 2005 balance of $190,000. The decrease is occurring as a result of amortization of the Ford Value Participation Agreement and our other intellectual property assets.

Accounts payable at June 30, 2006 decreased by $1,211,000, to $185,000 from $1,396,000 at December 31, 2005. During the fourth quarter of 2005, the Company completed several large development contracts, including the Tomoe project. Conversely, in the first half of 2006, we were focused more on internal research and development as well as sales and marketing activities. As such, the Company did not incur significant trade payables resulting from inventory purchases. Meanwhile, we continued to pay our trade payables in the due course.

Other accrued expenses decreased by $27,000 when comparing the balance at June 30, 2006 from the balance of $302,000 at December 31, 2005. This fluctuation is primarily due to the net effect of the payment of certain un-invoiced inventory receipts, which had been accrued for at December 31, 2005, combined with additional accrual of costs associated with the first phase of our Great Plains implementation project.

Accrued interest decreased by $447,000 for the first half of 2006, a decrease of 40% from the balance of $1,113,000 at December 31, 2005. The decrease was due to the settlement of certain components of interest payable the Note due the Credit Managers Association of California, combined with interest accrued on the remaining balance of notes payable.

Research and Development Programs

We continue to pursue government and commercially sponsored development programs for both ground and marine heavy-duty drive system applications. In 2006, we continued the integration of a fuel cell powered step-van similar to the Hydrogenise program for the Hawaii Centre for Advanced Transportation Technologies (HCATT) and the U.S. Air Force. We intend to establish new development programs with the Hawaii Center for Advanced Transportation Technologies in mobile and marine applications, as well as other state and federal government agencies, as funding becomes available.

Our development contract with EDO Corporation of New York for the design and fabrication of a high voltage DC-DC power conversion system utilizing a Capstone microturbine as the primary power source for the U.S. Navy unmanned minesweeper project also continues to progress during 2006. The electronics package will include our advanced power components including a new, enhanced 50V, 700A DC-DC power converter, our Battery Care Unit and Hybrid Control Unit which will power the minesweeper’s electromagnetic detection system. Our power management and conversion system will be used to provide on-board power to other accessories on the platform.

Current quarter ended June 30, 2006

In conjunction with the adoption of SFAS 123®, the Company elected to attribute the value of share-based compensation to expense using the straight-line method, which was previously used for its pro forma information required under SFAS 123. Share-based compensation expense related to stock options was $14,000 and $28,000 for the three and six months ended June 30, 2006, respectively, and was recorded in the financial statements as a component of selling, general and administrative expense.

Share-based compensation expense reduced the Company’s results of operations for the three months ended June 30, 2006 as follows:

Income from continuing operations before income taxes

 $14,000

Income from continuing operations after income taxes

 $14,000

Cash flows from operations

 $14,000

Cash flows from financing activities

 $         -

Basic and Diluted EPS

 $         -

During the quarter ended June, 2006, the Company did not grant any stock options.

As of June 30, 2006, the total compensation cost related to non-vested awards not yet recognized is $124,000. The weighted average period over which the future compensation cost is expected to be recognized is 27 months. The aggregate intrinsic value of total awards outstanding is zero.

General Option Information

A summary of option activity follows:

	1996 Plan
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding,

December

31, 2004	164,000		$5.40

Granted	310,000		$4.35

Exercised	-		-

Forfeited	(38,000)		$7.64

Outstanding

December

31, 2005	436,000		$4.46

Granted	46,000		$4.6

Exercised	-		-

Forfeited	(151,000)		$4.84

Outstanding

June

30, 2006	331,000		$4.39

Exercisable,

June

30, 2006	175,000		$4.96

The weighted-average remaining contractual life of the options outstanding at June 30, 2006 was 7.4 years. The exercise prices of the options outstanding at June 30, 2006 ranged from $4.35 to $8.10. The weighted-average remaining contractual life of the options outstanding at December 31, 2005 was 7 years. The exercise prices of the options outstanding at December 31, 2005 also ranged from $4.35 to $8.10. Options exercisable were 175,000 and 255,000, at June 30, 2006 and December 31, 2005, respectively.

Valuation and Expense Information under SFAS 123
Prior to the adoption of Statement of Financial Accounting Standards No. 123® “Accounting for Stock-Based Compensation-Revised “(SFAS 123®), at March 31, 2006, the Company would not have recognized compensation expense for employee share-based awards, when the price of such awards equalled the market price of the underlying stock on the date of the grant. The Company previously had adopted the provisions of Statement of SFAS 123 as amended by SFAS 148, “Accounting for Stock Based Compensation, Transition and Disclosure” (SFAS 148) through disclosure only. The Company did not have any share based awards for the three and six months ended June 30, 2005, and consequently, there is no pro forma effect of share based awards for the first two quarters of 2005.

ENOVA SYSTEMS, INC. BALANCE SHEETS

ASSETS

	As of June 30,	As of December 31,
	2006 (unaudited)	2005
Current assets
Cash and cash equivalents	$3,105,000.00	$16,187,000.00
Short term investment	$10,000,000.00	—
Accounts receivable, net	$1,062,000.00	$2,173,000.00
Inventories and supplies, net	$862,000.00	$1,016,000.00
Prepaid expenses and other current assets	$386,000.00	$182,000.00

Total current assets	$15,415,000.00	$19,558,000.00
Property and equipment, net	$614,000.00	$576,000.00
Equity method investment	$1,607,000.00	$1,649,000.00
Other assets	$134,000.00	$190,000.00

Total assets	$17,770,000.00	$21,973,000.00

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$185,000.00	$1,396,000.00
Accrued payroll and related expense	$202,000.00	$195,000.00
Other accrued expenses	$275,000.00	$302,000.00
Current portion of notes payable	$40,000.00	$42,000.00
Total current liabilities	$702,000.00	$1,935,000.00
Accrued interest payable	$666,000.00	$1,113,000.00
Notes payable, net of current portion	$1,238,000.00	$2,321,000.00

Total liabilities	$2,606,000.00	$5,369,000.00

Commitments and contingencies
Stockholders’ equity (deficit)
Series A convertible preferred stock — no par value 30,000,000 shares authorized 2,674,000 and 2,674,000 shares issued and outstanding Liquidating preference at $0.60 per share, aggregating $1,604,000	$1,679,000.00	$1,679,000.00
Series B convertible preferred stock — no par value 5,000,000 shares authorized 1,217,000 and 1,217,000 shares issued and outstanding Liquidating preference at $2 per share, aggregating $2,434,000	$2,434,000.00	$2,434,000.00
Common Stock, no par value 750,000,000 shares authorized, 14,797,000 and 14,783,000 shares issued and outstanding	$109,382,000.00	$109,323,000.00
Common stock subscribed	$30,000.00	$30,000.00
Stock notes receivable	-$1,176,000.00	-$1,176,000.00
Additional paid-in capital	$6,928,000.00	$6,900,000.00
Accumulated deficit	-$104,113,000.00	-$102,586,000.00

Total stockholders’ equity	$15,164,000.00	$16,604,000.00

Total liabilities and stockholders’ equity	$17,770,000.00	$21,973,000.00

Enova Systems INC. STATEMENTS OF OPERATIONS (Unaudited) For the Three and Six Months Ended June 30,

	Six Months		Three Months
	2006	2005	2006	2005
Net revenues
Research and development contracts	$419,000.00	$705,000.00	$161,000.00	$505,000.00
Production	$341,000.00	$1,309,000.00	$291,000.00	$817,000.00
Total net revenues	$760,000.00	$2,014,000.00	$452,000.00	$1,322,000.00
Cost of revenues
Research and development contracts	$556,000.00	$419,000.00	$253,000.00	$300,000.00
Production	$818,000.00	$1,175,000.00	$661,000.00	$724,000.00

Total cost of revenues	$1,374,000.00	$1,594,000.00	$914,000.00	$1,024,000.00

Gross profit (loss)	$-614,000.00	$420,000.00	$-462,000.00	$298,000.00

Operating expenses
Research and development	$632,000.00	$395,000.00	$308,000.00	$178,000.00
Selling, general and administrative	$1,959,000.00	$1,158,000.00	$1,035,000.00	$550,000.00

Loss from operations	$-3,205,000.00	$-1,133,000.00	$-1,805,000.00	$-430,000.00

Other income and (expense)
Interest and other income/expense, net	$329,000.00	$-141,000.00	$151,000.00	$-72,000.00
Equity in losses of equity method investee	$-42,000.00	$-66,000.00	$-16,000.00	$-26,000.00
Debt extinguishment	$920,000.00	—	—	—
Interest extinguishment	$472,000.00	—	—	—

Total other income (expense)	$1,679,000.00	$-207,000.00	$135,000.00	$-98,000.00

Net loss	$-1,526,000.00	$-1,340,000.00	$-1,670,000.00	$-528,000.00

Basic earnings (loss) per share	$-0.10	$-0.14	$-0.11	$-0.06

Diluted earnings (loss) per share	$-0.10	$-0.14	$-0.11	$-0.06

Weighted-average number of shares outstanding	$14,797,000.00	$9,263,000.00	$14,797,000.00	$9,263,000.00

ENOVA SYSTEMS, INC. STATEMENTS OF CASH FLOWS (Unaudited) For the Six Months Ended June 30,

Cash flows from operating activities
Net loss	-$1,526,000.00	-$1,340,000.00
Adjustments to reconcile net loss to net cash used in operating activities
Debt extinguishment	-$920,000.00	—
Interest extinguishment	-$472,000.00	—
Depreciation and amortization	$169,000.00	$146,000.00
Equity in losses of equity method investee	$42,000.00	$66,000.00
Issuance of common stock for services	$60,000.00	$63,000.00
Equity compensation expense	$28,000.00	—
(Increase) decrease in:
Accounts receivable	$1,111,000.00	-$204,000.00
Inventory and supplies	$154,000.00	$147,000.00
Prepaid expenses and other current asset	-$204,000.00	-$141,000.00
Increase (decrease) in:
Accounts payable	-$1,211,000.00	$252,000.00
Accrued expenses	-$20,000.00	$11,000.00
Deferred revenues	—	-$308,000.00
Accrued interest payable	$25,000.00	$150,000.00

Net cash used in operating activities	-$2,764,000.00	-$1,158,000.00

Cash flows from investing activities
Purchase of short term investment	-$10,000,000.00	—
Purchases of property and equipment	-$153,000.00	-$51,000.00
Net cash used in investing activities	-$10,153,000.00	-$51,000.00

Cash flows from financing activities
Net payments on line of credit	—	-$229,000.00
Payment on notes payable and capital lease obligations	—	-$13,000.00
Payment to extinguish debt	-$165,000.00	$500,000.00

Net cash provided by (used in) financing activities	-$165,000.00	$258,000.00

Net decrease in cash and cash equivalents	-$13,082,000.00	-$951,000.00
Cash and cash equivalents, beginning of period	$16,187,000.00	$1,575,000.00

Cash and cash equivalents, end of period	$3,105,000.00	$624,000.00

Supplemental disclosure of cash flow information
Interest paid	—	$4,000.00

Income taxes paid	—	—

Supplemental schedule of non-cash investing and financing activities
Conversion of preferred stock to common stock	—	$13,000.00

Stock Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123®, Share-Based Payment (“SFAS 123®”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options related to the Company’s Employee Stock Option Plan (the “Employee Option Plan”) based on their fair values. SFAS 123® supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), which the Company previously followed in accounting for stock-based awards. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) to provide guidance on SFAS 123®. The Company has applied SAB 107 in its adoption of SFAS 123®.

The Company adopted SFAS 123® using the modified prospective transition method as of and for the three and six months ended June 30, 2006. In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123®. Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the Company’s Statement of Operations during the three and six months ended June 30, 2006 includes compensation expense for share-based payment awards granted prior to, but not yet vested as of, December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123.

The Company uses the Black-Scholes option-pricing model for estimating the fair value of options granted. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company uses projected volatility rates, which are based upon historical volatility rates, trended into future years. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s options. For purposes of pro forma disclosures, the estimated fair values of the options are amortized over the options’ vesting periods.

Stock Option Program Description

As of June 30, 2006, the Company had one stock option plan: the 1996 Stock Option Plan (the “1996 Plan”).
Stock option grants are designed to reward employees and executives for their long-term contributions to the Company and provide incentives for them to remain with the Company. The number and frequency of stock option grants are based on competitive practices, operating results of the Company, and government regulations.

The maximum number of shares issuable over the term of the 1996 Plan is limited to 65 million shares. Options granted under the 1996 Plan typically have an exercise price of 100% of the fair market value of the underlying stock on the grant date and expire no later than ten years from the grant date.

Options issued to executives will vest based on the Company achieving certain revenue milestones for the years ended December 31, 2005 and 2006. If such milestones are not met, the options with respect to those milestones will terminate. Options issued to employees will vest in equal instalments over 36 months. All of the granted options will remain in effect for a period of 10 years or until 90 days after the employment of the optionee terminates.

Diluted shares outstanding include the dilutive effect of in-the-money options. As of June 30, 2006, and on December 31, 2005, the Company did not have any in-the-money options, and therefore, there was no dilutive effect relating to stock options outstanding on the 1996 plan.

A summary of option activity follows:

	1996 Plan
			Weighted
			Average
			Exercise
	Shares		Price
Outstanding, December 31, 2004	164,000			$5.40

Granted	310,000		$	4.35

Exercised	—			—

Forfeited	(38,000	)	$	7.64

Outstanding December 31, 2005	436,000		$	4.46

Granted	46,000		$	4.60

Exercised	—			—

Forfeited	(151,000	)	$	4.84

Outstanding June 30, 2006	331,000		$	4.39

Exercisable, June 30, 2006	175,000		$	4.96

The weighted-average remaining contractual life of the options outstanding at June 30, 2006 was 7.4 years. The exercise prices of the options outstanding at June 30, 2006 ranged from $4.35 to $8.10. The weighted-average remaining contractual life of the options outstanding at December 31, 2005 was 7 years. The exercise prices of the options outstanding at December 31, 2005 also ranged from $4.35 to $8.10. Options exercisable were 175,000 and 255,000, at June 30, 2006 and December 31, 2005, respectively.

Valuation and Expense Information under SFAS 123

Prior to the adoption of Statement of Financial Accounting Standards No. 123® “Accounting for Stock-Based Compensation-Revised “(SFAS 123®), at March 31, 2006, the Company would not have recognized compensation expense for employee share-based awards, when the price of such awards equalled the market price of the underlying stock on the date of the grant. The Company previously had adopted the provisions of Statement of SFAS 123 as amended by SFAS 148, “Accounting for Stock Based Compensation, Transition and Disclosure” (SFAS 148) through disclosure only. The Company did not have any share based awards for the three and six months ended June 30, 2005, and consequently, there is no pro forma effect of share based awards for the first two quarters of 2005.

Short Term Investments

Short term investments consist of highly liquid instruments with original maturities greater than three months and current maturities less than twelve months from the balance sheet date.

NOTE 2 — Notes Payable, Long-Term Debt and Other Financing

Notes payable and long-term debt is comprised of the following:

	30-Jun-06	31-Dec-05
	(unaudited)
Secured note payable to Credit Managers Association of California, bearing interest at prime plus 3% per annum in 2005 and through maturity. The prime rate resets once a year at April 30. At June 30, 2006, interest was being accrued
at a rate of 10.75%. Principal and unpaid interest due in April 2016.	1,238,000	2,321,000
Secured note payable to Coca Cola Enterprises in the
original amount of $40,000, bearing interest at 5% per annum. Principal and unpaid interest due now.
	40,000	40,000
Secured note payable to a financial institution in the original amount of $33,000, bearing interest at 8% per annum, payable in 36 equal monthly instalments.
	--	2,000

Less current maturities	1,278,000	2,363,000
Long-term portion	40,000	42,000

	$1,238,000	$2,321,000

NOTE 3 – Shareholders’ Equity

During the three months ended June 30, 2006, the Company recorded 8,220 shares of restricted common stock as common stock subscribed, valued at $30,000, to the Board of Directors at an average price of $3.65 per share for board meetings and committee meetings during the second quarter of 2006.

In the second quarter of 2006, and in accordance with the Directors Compensation Plan, the Company issued 5,880 shares of restricted common stock, valued at $30,000, to the Board of Directors as the share based portion of their compensation.

NOTE 4 – Related Party Transactions

During the three months ended June 30, 2006, the Company purchased approximately $79,000 in components, materials, and services from Hyundai Heavy Industries (HHI), a joint venture party. The Company did not have any outstanding payable balances owed to HHI on June 30, 2006.

Off-Balance Sheet Arrangements

The Company is not engaged in any “off-balance sheet arrangements” within the meaning of Item 303(a)(4)(ii) of Regulation S-K.

CRITICAL ACCOUNTING POLICIES

In the ordinary course of business, the Company has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of its financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. The Company believes that the following discussion addresses the Company’s most critical accounting policies, which are those that are most important to the portrayal of the Company’s financial condition and results of operations The Company constantly re-evaluates these significant factors and makes adjustments where facts and circumstances dictate. Historically, actual results have not significantly deviated from those determined using the necessary estimates inherent in the preparation of financial statements. Estimates and assumptions include, but are not limited to, customer receivables, inventories, equity investments, fixed asset lives, contingencies and litigation. The Company has also chosen certain accounting policies when options were available, including:

Cash and Short Term Investments

We seek to maximize interest return on our cash reserves while minimizing risk. Therefore, we purchased two certificates of deposit in the first quarter of 2006, of equal value, and both from a single financial establishment. The first certificate was purchased at the end of January, has a term of 6 months, and earns an annual percentage rate of 5%. The second certificate was purchased at the beginning of February, has a one year term, and earns an interest rate of 5.25%. Cash and short term investments represent 74% of our total assets at June 30, 2006.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The assessment of the ultimate realization of accounts receivable including the current credit-worthiness of each customer is subject to a considerable degree to the judgment of our management. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventory

Inventories are priced at the lower of cost or market utilizing first-in, first-out (FIFO) cost flow assumption. We maintain a perpetual inventory system and continuously record the quantity on-hand and standard cost for each product, including purchased components, subassemblies and finished goods. We maintain the integrity of perpetual inventory records through periodic physical counts of quantities on hand. Finished goods are reported as inventories until the point of transfer to the customer. Generally, title transfer is documented in the terms of sale.

We maintain an allowance against inventory for the potential future obsolescence or excess inventory that is based on our estimate of future sales. A substantial decrease in expected demand for our products, or decreases in our selling prices could lead to excess or overvalued inventories and could require us to substantially increase our allowance for excess inventory. If future customer demand or market conditions are less favourable than our projections, additional inventory write-downs may be required, and would be reflected in cost of revenues in the period the revision is made.

Warranty

We accrue for warranty and claim costs based upon our estimate of future exposure. Factors such as limited historical experience are considered in our estimate. In addition, the nature of the product, the limited number of units produced and the research and development nature of the product may increase the risk of warranty obligation. Actual warranty and claims costs are deducted from the accrual when incurred.

Stock Based Compensation

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123®, Share-Based Payment (“SFAS 123®”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors, including stock options related to our Employee Stock Option Plan (the “Employee Stock Option Plan”) based on their fair values. SFAS 123® supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), which we previously followed in accounting for stock-based awards. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) to provide guidance on SFAS 123®. We have applied SAB 107 in its adoption of SFAS 123®.

We adopted SFAS 123® using the modified prospective transition method as of and for the three months ended March 31, 2006. In accordance with the modified prospective transition method, our financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123®. Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in our Statement of Operations during the three months ended June 30, 2006 includes compensation expense for share-based payment awards granted prior to, but not yet vested as of, December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123. We use share-based compensation to compensate certain executives and employees. If we issue stock related to this compensation, it could have a dilutive effect on our earnings per share. In addition, factors such as interest rates, the value of our stock and its volatility can significantly impact the compensation expense.

Contract Services Revenue and Cost Recognition

We are required to make judgments based on historical experience and future expectations, as to the reliability of shipments made to its customers. These judgments are required to assess the propriety of the recognition of revenue based on Staff Accounting Bulletin (“SAB”) No. 101 and 104, “Revenue Recognition,” and related guidance. We make these assessments based on the following factors: i) customer-specific information, ii) return policies, and iii) historical experience for issues not yet identified. Under FAS Concepts No. 5, revenues are not recognized until earned.

We manufacture proprietary products and other products based on design specifications provided by its customers. Revenue from sales of products are generally recognized at the time title to the goods and the benefits and risks of ownership passes to the customer which is typically when products are shipped based on the terms of the customer purchase agreement. Revenue relating to long-term fixed price contracts is recognized using the percentage of completion method. Under the percentage of completion method, contract revenues and related costs are recognized based on the percentage that costs incurred to date bear to total estimated costs. Changes in job performance, estimated profitability and final contract settlements may result in revisions to cost and revenue, and are recognized in the period in which the revisions are determined. Contract costs include all direct materials, subcontract and labour costs and other indirect costs. General and administrative costs are charged to expense as incurred. At the time a loss on a contract becomes known, the entire amount of the estimated loss is accrued. The aggregate of costs incurred and estimated earnings recognized on uncompleted contracts in excess of related billings is shown as a current asset, and billings on uncompleted contracts in excess of costs incurred and estimated earnings is shown as a current liability.

These accounting policies were applied consistently for all periods presented. Our operating results would be affected if other alternatives were used.

CONTROLS AND PROCEDURES

•	Evaluation of disclosure controls and procedures.

In accordance with Rule 13a-15(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), an evaluation was carried out by our President and Chief Executive Officer and our Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-14(c) and 15d-14(c) under the Exchange Act) as of the six months ended June 30, 2006. For the financial statements (and corresponding Annual Report on Form 10K) for the year ended December 31, 2005, as well as for the three months ended March 31, 2006, we have concluded that the Company’s disclosure controls were not effective. As of the quarter ended June 30, 2006, we have identified and isolated an internal control deficiency associated with our disclosure controls. We identified a clerical error in the preparation of the first quarter 2006 financial statements that resulted in a misclassification of certain line items within the total revenue and total cost of revenue. The total revenue, total cost of revenue, gross profit and net loss were not affected by the misclassification. Once we identified this deficiency we reviewed our procedures and modified them to include additional reviews of the financial statements, disclosures, and related regulatory filings. This includes formal reviews by directors, audit committee members, executives, and accounting managers. Our remediation efforts in connection with our material weakness related to separation of duties identified this issue, and will continue to resolving this deficiency. We subscribe to several publications and services that assist management in remaining up to date on all recent disclosure guidance. Furthermore, we expect to achieve additional disclosure controls assurance upon the successful implementation of a new accounting and reporting system, which is scheduled for the fourth quarter of 2006. We believe that these remediation efforts will be successful. We will soon begin testing to determine that these controls are effective and the associated control weaknesses have been remediated.

•	Changes in internal controls over financial reporting.

We previously reported in Item 9A- “Controls and Procedures” in our Annual Report on Form 10-K for the year ended December 31, 2005 and in “Risk Factors” included in this Quarterly Report on Form 10-Q a material weakness in internal control over inventory pricing, tracking, and the reserve analysis. For the six months ended June 30, 2006, we have conducted a detailed risk analysis of the inventory cycle, and identified the specific process deficiencies that are contributing to the control weaknesses. We have adopted formalized policies and procedures surrounding the inventory deficiencies. This includes detailed inventory and pricing review, formalized cycle count and resolution procedures, and increased monitoring over the purchasing and inventory requisition processes. We believe that these remediation efforts will be successful. We will soon begin testing to determine that these controls are effective and the associated control weaknesses have been remediated.
In addition, we reported that we did not have adequate segregation of duties in relation to the accounting function. We have since established, by policy and action, separation of critical duties in the accounting and finance areas. We have hired a full time Chief Financial Officer and Controller and are considering additional personnel additions and reassignments to achieve an effective segregation of duties. We recognize to do this appropriately we must systematically evaluate and document all of our policies and procedures and that process is ongoing. We believe that these remediation efforts will be successful. We will soon begin testing to determine that these controls are effective and the associated control weaknesses have been remediated.
Based on the forgoing, we do not believe that these control weaknesses have contributed to a material financial statement error. Active remediation of these material weaknesses is well in process, and we will soon begin testing in order to conclude that these controls are effective and the associated control weaknesses have been remediated.

Other than noted above, there were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter and six months ended June 30, 2006 that has materially affected, or is likely to materially affect, our internal control over financial reporting.

PART II.

•	OTHER INFORMATION

Item 1.

•	Legal Proceedings

We may from time to time become a party to various legal proceedings arising in the ordinary course of business. As of August 11, 2006, we were not involved in any material legal proceedings.
Item 1A.

•	Risk Factors

This Quarterly Report on Form 10-Q contains forward looking statements concerning our existing and future products, markets, expenses, revenues, liquidity, performance and cash needs as well as our plans and strategies. These forward-looking statements involve risks and uncertainties and are based on current management’s expectations and we are not obligated to update this information. Many factors could cause actual results and events to differ significantly from the results anticipated by us and described in these forward looking statements including, but not limited to, the following risk factors. You should carefully consider these risk factors as each of these risks could adversely affect our business, operating results and financial condition. In those cases, the trading of our common stock could decline and you may lose all or a part of your investment.

•	We may not be able to utilize our net losses to offset our future profits, if any.

We have experienced recurring losses from operations and had an accumulated deficit of $104,113,000 at June 30, 2006. There is no assurance, however, that any net operating losses will be available to us in the future as an offset against future profits, if any, for income tax purposes.

•	The nature of our industry is dependent on technological advancement and highly competitive.

The mobile and stationary power markets, including electric vehicle and hybrid electric vehicles, continue to be subject to rapid technological change. Most of the major domestic and foreign automobile manufacturers: (1) have already produced electric and hybrid vehicles, and/or (2) have developed improved electric storage, propulsion and control systems, and/or (3) are now entering or have entered into production, while continuing to improve technology or incorporate newer technology. Various companies are also developing improved electric storage, propulsion and control systems. In addition, the stationary power market is still in its infancy. A number of established energy companies are developing new technologies. Cost-effective methods to reduce price per kilowatt have yet to be established and the stationary power market is not yet viable.

Our current products are designed for use with, and are dependent upon, existing technology. As technologies change, subject to our limited available resources, we plan to upgrade or adapt our products in order to continue to provide products with the latest technology. We cannot assure you, however, that we will be able to avoid technological obsolescence, that the market for our products will not ultimately be dominated by technologies other than ours, or that we will be able to adapt to changes in or create “leading–edge” technology. In addition, further proprietary technological development by others could prohibit us from using our own technology.

•	Our industry is affected by political and legislative changes.

In recent years there has been significant public pressure to enact legislation in the United States and abroad to reduce or eliminate automobile pollution. Although states such as California have enacted such legislation, we cannot assure you that there will not be further legislation enacted changing current requirements or that current legislation or state mandates will not be repealed or amended, or that a different form of zero emission or low emission vehicle will not be invented, developed and produced, and achieve greater market acceptance than electric or hybrid electric vehicles. Extensions, modifications or reductions of current federal and state legislation, mandates and potential tax incentives could also adversely affect our business prospects if implemented.

•	We are subject to increasing emission regulations in a changing legislative climate.

Because vehicles powered by internal combustion engines cause pollution, there has been significant public pressure in Europe and Asia, and enacted or pending legislation in the United States at the federal level and in certain states, to promote or mandate the use of vehicles with no tailpipe emissions (“zero emission vehicles”) or reduced tailpipe emissions (“low emission vehicles”). Legislation requiring or promoting zero or low emission vehicles is necessary to create a significant market for electric vehicles. The California Air Resources Board (CARB) is continuing to modify its regulations regarding its mandatory limits for zero emission and low emission vehicles. Furthermore, several car manufacturers have challenged these mandates in court and have obtained injunctions to delay these mandates.

•	There are substantial risks involved in the development of unproven products.

In order to remain competitive, we must adapt existing products as well as develop new products and technologies. In fiscal years 2005, 2004 and 2003, we spent collectively in excess of $2.5 million on research and development of new products and technology. We continue to incur costs related to such research and development. Despite our best efforts a new product or technology may prove to be unworkable, not cost effective, or otherwise unmarketable. We cannot assure you that any new product or technology we may develop will be successful or that an adequate market for such product or technology will ever develop.

•	We may be unable to effectively compete with other companies who have significantly greater resources than we have.

Many of our competitors, in the automotive, electronic and other industries, are larger, more established companies that have substantially greater financial, personnel, and other resources than we do. These companies may be actively engaged in the research and development of power management and conversion systems. Because of their greater resources, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sales of their products than we can. We believe that developing and maintaining a competitive advantage will require continued investment in product development, manufacturing capability and sales and marketing. We cannot assure you however that we will have sufficient resources to make the necessary investments to do so. In addition, current and potential competitors may establish collaborative relationships among themselves or with third parties, including third parties with whom we have relationships. Accordingly, new competitors or alliances may emerge and rapidly acquire significant market share.

•	Future equity financings may dilute your holdings in our Company.

We may need to obtain additional funding through public or private equity or debt financing, collaborative agreements or from other sources. If we raise additional funds by issuing equity securities, current shareholders may experience significant dilution of their holdings. We may be unable to obtain adequate financing on acceptable terms, if at all. If we are unable to obtain adequate funds, we may be required to reduce significantly our spending and delay, scale back or eliminate research, development or marketing programs, or cease operations altogether.

•	Potential intellectual property, shareholder or other litigation could adversely impact our business.

Because of the nature of our business, we may face litigation relating to intellectual property matters, labour matters, product liability or shareholder disputes. Any litigation could be costly, divert management attention or result in increased costs of doing business. Although we intend to vigorously defend any future lawsuits, we cannot assure you that we would ultimately prevail in these efforts. An adverse judgment could negatively impact the price of our common stock and our ability to obtain future financing on favourable terms or at all.

•	We may be exposed to product liability or tort claims if our products fail, which could adversely impact our results of operations.

A malfunction or the inadequate design of our products could result in product liability or other tort claims. Accidents involving our products could lead to personal injury or physical damage. Any liability for damages resulting from malfunctions could be substantial and could materially adversely affect our business and results of operations. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products. This could result in a decline in demand for our products, which would materially adversely affect our financial condition and results of operations.

•	We are highly subject to general economic conditions.

The financial success of our company is sensitive to adverse changes in general economic conditions, such as inflation, unemployment, and consumer demand for our products. These changes could cause the cost of supplies, labour, and other expenses to rise faster than we can raise prices. Such changing conditions also could significantly reduce demand in the marketplace for our products. We have no control over any of these changes.

•	We are an early growth stage company.

Although our Company was originally founded in 1976, many aspects of our business are still in the early growth stage development, and our proposed operations are subject to all of the risks inherent in a start-up or growing business enterprise, including the likelihood of continued operating losses. Enova is relatively new in focusing its efforts on electric systems, hybrid systems and fuel cell management systems. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of an existing business, the development of new products and channels of distribution, and current and future development in several key technical fields, as well as the competitive and regulatory environment in which we operate.

•	We operate in a highly regulated business environment and changes in regulation could impose costs on us or make our products less economical.

Our products are subject to federal, state, local and foreign laws and regulations, governing, among other things, emissions as well as laws relating to occupational health and safety. Regulatory agencies may impose special requirements for implementation and operation of our products or may significantly impact or even eliminate some of our target markets. We may incur material costs or liabilities in complying with government regulations. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations and requirements that may be adopted or imposed in the future.

•	We are highly dependent on a few key personnel and will need to retain and attract such personnel in a labour competitive market.

Our success is largely dependent on the performance of our key management and technical personnel, including Edwin Riddell, our Chief Executive Officer, Corinne Bertrand, our Chief Financial Officer and Don Kang, our Vice President of Engineering, the loss of one or more of whom could adversely affect our business. Additionally, in order to successfully implement our anticipated growth, we will be dependent on our ability to hire additional qualified personnel. There can be no assurance that we will be able to retain or hire other necessary personnel. We do not maintain key man life insurance on any of our key personnel. We believe that our future success will depend in part upon our continued ability to attract, retain, and motivate additional highly skilled personnel in an increasingly competitive market.

•	There are minimal barriers to entry in our market.

We presently license or own only certain proprietary technology and, therefore, have created little or no barrier to entry for competitors other than the time and significant expense required to assemble and develop similar production and design capabilities. Our competitors may enter into exclusive arrangements with our current or potential suppliers, thereby giving them a competitive edge which we may not be able to overcome, and which may exclude us from similar relationships.

•	We extend credit to our customers, which expose us to credit risk.

Most of our outstanding accounts receivable are from a limited number of large customers. If we fail to monitor and manage effectively the resulting credit risk and a material portion of our accounts receivable is not paid in a timely manner or becomes uncollectible, our business would be significantly harmed, and we could incur a significant loss associated with any outstanding accounts receivable.

•	We are exposed to risks relating to evaluations of our internal controls.

In connection with the audit of our financial statements for the year ended December 31, 2005, Singer Lewak Greenbaum & Goldstein LLP, our independent registered public accounting firm at the time, notified our management and audit committee of the existence of “significant deficiencies in internal controls,” which is an accounting term for internal controls deficiencies that, in the judgment of our independent registered public accounting firm, are significant and which could adversely affect our ability to record, process, summarize and report financial information.

Singer Lewak Greenbaum & Goldstein LLP concluded that these significant deficiencies constituted a “material weakness” in our internal controls. Auditing literature defines “material weakness” as a particularly serious reportable condition where the internal control does not reduce to a relatively low level the risk that misstatements caused by error or fraud may occur in amounts that would be material in relation to the financial statements and the risk that such misstatements would not be detected within a timely period by employees in the normal course of performing their assigned functions. A “material weakness” is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

As of December 31, 2005, we did not maintain effective controls over the inventory pricing, tracking, and the reserve analysis process. This control deficiency resulted in an audit adjustment to our 2005 financial statements and could result in a misstatement to cost of sales that would result in a material misstatement to the annual and interim financial statements that would not be prevented or detected. Furthermore, our management has determined that, as of December 31, 2005, we do not have sufficient segregation of duties in relation to the accounting function. This deficiency could result in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Accordingly, our management has determined that these deficiencies constitute a material weakness. Because of these material weaknesses, our management has concluded that we did not maintain effective internal control over financial reporting as of December 31, 2005.

We previously reported in Item 9A- “Controls and Procedures” in our 2005 Annual Report on Form 10-K a material weakness in internal control over inventory pricing, tracking, and the reserve analysis. In response to the material weakness, we have conducted a full review of inventory processes and procedures. Furthermore, we have begun to institute additional control procedures and monitoring to assure the effectiveness of the controls surrounding the inventory process(es). However, for the six months ended June 30, 2006, management has concluded that the Company’s disclosure controls are not effective. Although management has begun the process of remediation, we can not assure you that we will be successful in a manner, if at all. See Part I, Item 4, “Controls and Procedures.”

Under the current SEC rules and regulations as we understand them, for the year ending on or after July 15, 2007, our management will be required to assess, and our independent registered public accounting firm will be required to attest as to our assessment regarding, the effectiveness of our internal controls in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act and the related SEC rules. While we intend to address these material weaknesses and have begun efforts to remediate these material weaknesses, including, subsequent to the filing of our annual report on Form 10-K, the hiring of a Chief Financial Officer and a Controller to oversee the remediation process, there is no assurance that this will be accomplished. These efforts may necessitate significant time and attention of our management and additional resources. If we fail to satisfactorily strengthen the effectiveness of our internal controls, neither we nor our independent registered public accounting firm may be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Other Information

Change in Independent Registered Public Accounting Firm

On June 12, 2006, Singer Lewak Greenbaum & Goldstein LLP (“SLGG”) ceased being the registered public accounting firm for Enova Systems, Inc. (the “Company”), and the Company engaged Windes & McClaughry Accountancy Corporation (“W&M”) as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2006. The decision regarding the end of the SLGG engagement and the commencement of the engagement of W&M was made and approved by the Audit Committee of the Company’s Board of Directors after a review of the Company’s current needs in light of its listing on the Alternative Investment Market (“AIM”) of the London Stock Exchange. Prior to appointing W&M as the Company’s independent registered public accounting firm, W&M previously assisted Baker Tilly, the Company’s UK accountants, on Baker Tilly’s audit report prepared on behalf of Investec in connection with the Company’s listing on AIM.

The reports of SLGG on the Company’s financial statements for the fiscal years ended December 31, 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal year ended December 31, 2005, and through June 12, 2006, there were no disagreements with SLGG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of SLGG would have caused SLGG to make reference to the subject matter of the disagreement in its reports on the Company’s financial statements for such years. During the fiscal years ended December 31, 2005 and through June 12, 2006, there were no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2005, and through June 12, 2006, the Company did not consult with W&M regarding (1) the application of accounting principles to a specified transaction, whether completed or proposed, (2) the type of audit opinion that might be rendered with respect to the Company’s financial statements or (3) any matter that was either the subject of a “disagreement” or a “reportable event” (as such terms are defined in Item 304(a)(1)(v) of Regulation S-K).

Amendment of the Statement of Operations for the Quarter Ended March 31, 2006

The Company is amending its Statement of Operations for the quarter ended March 31, 2006 for a clerical error. The revenue and cost of revenue captions were inadvertently reversed between research and development contract revenue and cost of revenue and production revenue and cost of revenue. This error did not have an effect or result in a misstatement of total net revenues, cost of revenues or gross profit (loss).

	Previously	As
	reported	corrected

Net revenues
Research and development contracts	$45,000	$264,000
Production	264,000	45,000

Total net revenues	309,000	309,000
Cost of revenues
Research and development contracts	170,000	290,000
Production	290,000	170,000

Total cost of revenues	460,000	460,000
Gross profit (loss)	$(151,000)	$(151,000)

Certain statements in this Form 10-Q under Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Company may from time to time make oral forward-looking statements. Words such as “may”, “will”, “should”, “could”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “contribute” or similar words are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the impact of competitive products and pricing; success of operating initiatives; development and operating costs; advertising and promotional efforts; adverse publicity; acceptance of new product offerings; consumer trial and frequency; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; commodity, labour, and employee benefit costs; changes in, or failure to comply with, government regulations; weather conditions; construction schedules; and other factors referenced in this Form 10-Q and in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Because of these and other factors that may affect the Company’s operating results, past financial performance should not be considered an indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods. The Company expressly disclaims any intent or obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

SPECIAL NOTE REGARDING STATEMENTS OF EXPECTED FUTURE PERFORMANCE

The fiscal year ended December 31, 2005. Because of these and other factors that may affect the Company’s operating results, past financial performance should not be considered an indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods. The Company expressly disclaims any intent or obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.